EXHIBIT 9


                           NOLAN ACQUISITION PARTNERS
                          125 E. JOHN CARPENTER FREEWAY
                               IRVING, TEXAS 75062


                                 March 11, 1999

AeroEquity, Inc.
c/o Brian H. Rowe
Suite B
7414 Hodgson Memorial Drive
Savannah, GA  31411


Dear Brian:

         As we discussed, each of Nolan Acquisition Partners ("Nolan") and AeroEquity, Inc., or its assigns ("AeroEquity"), are stockholders of Aviall, Inc. ("Aviall") and, consequently, we share an interest in maximizing the value of Aviall's common stock. To this end, we hereby mutually agree as follows:

         1. Each of us shall consult with the other prior to any purchase or sale of any shares of Aviall's common stock ("Shares"), and will promptly notify the other of any such purchase or sale, including the number of shares purchased or sold, the purchase or sales price, the date of the transaction and the manner in which the transaction was effected.

         2. Each of us shall consult with the other prior to voting our respective Shares on any matter subject to a stockholder vote and shall notify the other regarding how any Shares have been voted.

         3. AeroEquity, Inc. acknowledges that Nolan and certain other persons have filed a Statement on Schedule 13D and amendments thereto with the Securities and Exchange Commission ("SEC") with respect to their beneficial ownership of Shares and that, as a result of the agreements set forth herein, AeroEquity, Inc. may be deemed to be a member of a group with Nolan and such other persons for purposes thereof. Consequently, AeroEquity agrees to file separately or join with Nolan and such other persons in filing any Statement on
Schedule 13D or amendment thereto as may be required by law (each, a "Schedule 13D Filing"). Accordingly, each of us agrees to provide to the other (and, in the case of Nolan, cause the other persons with whom it has filed a Schedule 13D to provide to you) all information necessary to effect any Schedule 13D Filing. We further agree to consult with each other prior to adopting any plans or proposals which relate to or would result in any of the actions required to be set forth in parts (a) through (j) of Item 4 of Schedule 13D.

         4. Effective from and after the date hereof and unless and until this agreement is terminated by either of us (hereinafter, the "Term"), we each agree


NY2:\320536\03\6vbs03!.DOC\65575.0003
to pay our "Proportionate Share" (as defined below), calculated as of the date of incurrence of any such Expense, of any expenses reasonably incurred by either of us in connection with our investment in Shares and efforts made to maximize the value thereof (collectively, "Expenses"), including, without limitation: (i) legal expenses incurred in connection with Schedule 13D filings and any other filings with the SEC, legal and other expenses incurred in connection with communications with the Company, stockholders or other persons interested in Aviall (such as printing, mailing, telephone, travel and related costs), fees or expenses of accountants, consultants or other third parties ("Third Party Expenses"); (ii) Indemnifiable Expenses; (iii) Contribution Expenses and (iv) Financing Expenses (as such capitalized terms are hereinafter defined); provided, however, that no party hereto shall be obligated to pay its Proportionate Share of any Third Party Expense or Financing Expense unless prior to incurrence of any such Expense the nature of, and reasons for, incurrence of such Expense shall have been discussed among the parties hereto and approved by the party to be so obligated ("Pre-Approved"). Each of us will promptly upon request reimburse the other party for its "Proportionate Share" of any Expenses paid or advanced by such other party. Unless otherwise agreed, we shall account to each other for Expenses paid or advanced during any month prior to the conclusion of the immediately following month.

         For purposes hereof, the following terms shall have the following meanings:

         "Proportionate Share" of either party hereto, as of any date, shall mean a fraction, the numerator of which is equal to the highest number of Shares beneficially owned by such party on such date and the denominator of which is the aggregate of the highest number of such Shares beneficially owned by both parties on such date.

         "Indemnifiable Expenses" shall mean all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in any settlement approved in advance by the other, such approval not to be unreasonably withheld) actually incurred or suffered by either of us in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, "Indemnifiable Litigation"), to which either of us is made a party or is threatened to be made a party by reason of any action or inaction taken or omitted in connection with the ownership of Aviall's common stock, including any efforts to maximize the value thereof. Notwithstanding anything to the contrary contained herein, a party hereto shall not have any obligation to indemnify or hold harmless the other for any Indemnifiable Expense arising out of such other party's fraud, willful misconduct or gross negligence. For purposes of paragraphs 4 and 6 "willful misconduct" shall include, but not be limited to, (i) an intentionally untrue statement of a material fact, or (ii) an intentional omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in each case, as such material facts are required to be disclosed under applicable state or federal securities laws.

         "Financing Expenses" shall mean any fees or expenses payable to banks, investment banking firms or other financing services for raising debt or equity capital in connection with any acquisition or proposed acquisition of Aviall in which either of us would hold an ongoing equity interest in Aviall, its successor or assets, including, without limitation, engagement, commitment and financing fees and the reimbursement of any costs or expenses of any third party financing source.

         5. As a condition precedent to the right of either party hereto to be paid a portion of any Indemnifiable or Contribution Expenses by the other party, such party shall give the other party hereto notice in writing as soon as practicable of any claim made against it for which indemnification will or could be sought under this agreement. No failure to give such notice shall relieve any party hereto from any obligation to pay Indemnifiable or Contribution Expenses hereunder, except to the extent such failure shall materially and adversely affect and prejudice the other party hereto.

         6. The parties shall jointly cooperate in the defense of any Indemnifiable Litigation. In the event that the payment of Indemnifiable Expenses as provided in this agreement is unavailable to or insufficient to hold harmless either of us otherwise entitled thereto, for any reason, each of us agrees to contribute to the aggregate expense, liability and loss (including legal or other expenses reasonably incurred in connection with investigating or defending the same) to which the other may be subject in proportion to each of our respective Proportionate Shares ("Contribution Expense"). Each of us agrees that it would not be just and equitable if contribution were determined by any other method of allocation. Notwithstanding anything to the contrary contained herein, a party shall not be entitled to contribution for any Contribution Expense from the other for any liability or expenses arising out of such party's fraud, willful misconduct or gross negligence.

         7. In the event that either party or any of their respective affiliates, directly or indirectly, acquires Aviall, all or a portion of its business and operations or all or substantially all of the issued and outstanding Shares not owned by us as of the date hereof (a "Change of Control"), each of us (vis-a-vis the other) shall have the right to participate in such transaction at the same price and other terms and conditions of investment as the other party.

         8. Either party may terminate this agreement at any time by delivering a written notice of termination to the other party. Notwithstanding any such termination, (i) the provisions of paragraph 7 will survive the termination of this agreement upon a Change of Control prior to the date of such termination, and (ii) the provisions of paragraphs 4, 5 and 6 will survive termination of this agreement as to any claims arising from facts that shall have occurred on or prior to the date of such termination. Upon a termination of this agreement by either party, the parties, except as provided under this paragraph 8, shall have no further obligation to the other.

         9. This agreement is the only agreement between the parties hereto with respect to the subject matter hereof. Nothing in this agreement shall be construed or be deemed to create a partnership, joint venture or similar relationship among the parties hereto and the only obligations of the parties to one another hereunder shall be as expressly set forth herein.

         10. This agreement may be signed in counterparts, each of which shall be deemed to be an original instrument, and shall together constitute one and the same agreement.

         If the foregoing accurately sets forth our mutual agreement (which shall be governed by the laws of the State of New York without regard to the principles thereof regarding the conflict or choice of laws), please so indicate by signing a copy of this agreement where indicated below and returning it to the undersigned.


                                       Very truly yours,

                                       NOLAN ACQUISITION PARTNERS

                                       By: Nolan Acquisition Group, L.P.,
                                           its Managing General Partner

                                       By: Kincaid Capital Group,
                                           a Texas corporation,
                                           its General Partner


                                       By: /s/ Thomas R. Kincaid
                                           ------------------------------------
                                           Name: Thomas R. Kincaid
                                           Title: President

Accepted and Agreed:


AEROEQUITY, INC.

By: /s/ Brian Rowe
    ------------------------------
    Name: Brian Rowe
    Title: President